As filed with the Securities and Exchange Commission on March 29, 2012

Registration Statement No. 333-161956

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HEICO CORPORATION

(Exact name of registrant as specified in its charter)

Florida	65-0341002
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3000 Taft Street Hollywood, Florida (Address of Principal Executive Offices)	33021 (Zip Code)

HEICO Corporation Amended and Restated 2002 Stock Option Plan

(Full Title of the Plan)

Thomas S. Irwin

Executive Vice President and Chief Financial Officer

HEICO Corporation

3000 Taft Street

Hollywood, Florida 33021

(Name and Address of Agent for Service)

(954) 987-4000

(Telephone number, including area code, of agent for service)

With a copy to:

Jonathan Awner, Esq

Akerman Senterfitt

One Southeast Third Avenue, 27th Floor

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “larger accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Explanatory Note

Contemporaneously with the filing of this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to its Registration Statement on Form S-8 (File No. 333-161956) (the “Prior Registration Statement”), HEICO Corporation, a Florida corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”), a new Registration Statement on Form S-8 (the “New Registration Statement”). The Prior Registration Statement was filed with the SEC on September 16, 2009.

The New Registration Statement relates to the registration of 1,700,000 shares of stock of the Registrant, which may consist of Common Stock, Class A Common Stock or any combination thereof pursuant to the HEICO Corporation 2012 Incentive Compensation Plan (the “New Plan”). The registration of 1,700,000 shares of stock includes 1,282,294 shares of stock that were previously registered under the Prior Registration Statement (the “Carryover Shares”) pursuant to the HEICO Corporation Amended and Restated 2002 Stock Option Plan (the “Prior Plan”) but not used. The Registrant desires to have the Carryover Shares included among the shares of stock whose offer under the New Plan is registered under the New Registration Statement. Following the filing of this Post-Effective Amendment, the Carryover Shares will no longer be available for new awards under the Prior Plan.

Consequently, in accordance with the principles set forth in Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the SEC (July 1997 as supplemented) and Instruction E to Form S-8, (1) the Registrant is registering the Carryover Shares from the Prior Plan by means of the New Registration Statement, (2) the registration fee that is allocable to the Carryover Shares, $2,673.89, which the Registrant paid to the SEC in connection with the Prior Registration Statement, is carried over to the New Registration Statement, (3) the Prior Registration Statement is being amended on a post-effective basis such that, the Carryover Shares will no longer be available for the issuance of shares pursuant to new awards under the Prior Plan, and (4) upon the filing of this document, this Post-Effective Amendment will become immediately effective and the Prior Registration Statement, as amended by this Post-Effective Amendment, otherwise continues in effect as to the balance of the shares remaining available for issuance, pursuant to awards previously granted under the Prior Plan. Furthermore, pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on March 29, 2012.

HEICO CORPORATION

By:	/s/ Thomas S. Irwin
Thomas S. Irwin
Executive Vice President and
Chief Financial Officer
(Principal Financial and
Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas S. Irwin and Joseph W. Pallot, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laurans A. Mendelson	Chairman of the Board, Chief Executive Officer and	March 29, 2012
Laurans A. Mendelson	Director (Principal Executive Officer)

/s/ Thomas S. Irwin	Executive Vice President and Chief Financial Officer	March 29, 2012
Thomas S. Irwin	(Principal Financial and Accounting Officer)

/s/ Adolfo Henriques	Director	March 29, 2012
Adolfo Henriques

/s/ Samuel L. Higginbottom	Director	March 29, 2012
Samuel L. Higginbottom

/s/ Mark H. Hildebrandt	Director	March 29, 2012
Mark H. Hildebrandt

/s/ Wolfgang Mayrhuber	Director	March 29, 2012
Wolfgang Mayrhuber

/s/ Eric A. Mendelson	Co-President and Director	March 29, 2012
Eric A. Mendelson

/s/ Victor H. Mendelson	Co-President and Director	March 29, 2012
Victor H. Mendelson

/s/ Alan Schriesheim	Director	March 29, 2012
Alan Schriesheim

/s/ Frank J. Schwitter	Director	March 29, 2012
Frank J. Schwitter